Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Alliance Holdings GP, L.P. on Form S-1 of our report dated November 21, 2005 relating to the financial statements of Alliance Resource Management GP, LLC which expresses an unqualified opinion and includes an explanatory paragraph relating to the “non-comparability of predecessor and successor financial statements due to the business combination on May 9, 2002 and the resulting application of purchase accounting” and of our reports dated November 21, 2005 relating to the balance sheets of Alliance Holdings GP, L.P. and Alliance GP, LLC which express unqualified opinions appearing in the Prospectus, which is part of such Registration Statement, and of our report dated November 21, 2005 relating to the financial statement schedule appearing elsewhere in this Registration Statement and the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

November 21, 2005